UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 16, 2018

CLS HOLDINGS USA, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-174705	45-1352286
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11767 South Dixie Highway, Suite 115
Miami, Florida	33156
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (888) 438-9132

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter).
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On December 4, 2017, CLS Holdings USA, Inc. (the “Company,” “CLS” or “we”) and Alternative Solutions, LLC (“Alternative Solutions”) entered into a Membership Interest Purchase Agreement (the “Acquisition Agreement”) for CLS to acquire (the “Oasis Acquisition”) the outstanding equity interests in three subsidiaries of Alternative Solutions (collectively, the “Oasis LLCs”).  Pursuant to the Acquisition Agreement, CLS paid a non-refundable deposit of $250,000 upon signing, which was to be followed by an additional payment of $1,800,000 within 45 days (75 days if an extension fee of $200,000 is paid by CLS) for an initial 10% of each of the Oasis LLCs.

On January 16, 2018, CLS and Alternative Solutions entered into a First Amendment to the Membership Interest Purchase Agreement (the “First Amendment”) and extended the date upon which the $1,800,000 is to be paid to January 29, 2018 at 5:00 p.m. PST.

At that time, we will apply for state regulatory approval to own an interest in the Oasis LLCs.  The 10% membership interest cannot be issued to us until we receive such approval.  If we do not receive such regulatory approvals within ninety (90) days, we may terminate the Acquisition Agreement and receive the return of our $1,800,000 deposit.  Within ninety (90) days after we make the additional payment of $1,800,000, we must make the payments to acquire the remaining 90% of the Oasis LLCs, which are equal to cash in the amount of $6,200,000, a $4.0 million promissory note due in December 2018 (the “Oasis Note”), and $6,000,000 in shares (the “Purchase Price Shares”) of our common stock (collectively, the “Closing Consideration”).  At that time, we must apply for state regulatory approval to own the additional 90% in membership interests in the Oasis LLCs.  Upon receipt of such approval, we will close on the purchase of the membership interests pursuant to the Acquisition Agreement.

The number of Purchase Price Shares shall equal $6,000,000 divided by the lower of $1.00 or the conversion price to receive one share of our common stock in our next equity offering that commences in 2018, multiplied by 80%.  The Oasis Note will be secured by a first priority security interest over the assets of each of the Oasis LLCs and Alternative Solutions, including our 10% equity interest in the Oasis LLCs, and CLS shall deliver to Alternative Solutions a confession of judgment that will become effective in the event of any event of default under the Oasis Note.

Oasis currently owes certain amounts to a consultant known as 4Front Advisors, LLC.  If we make any payments to this company post-closing, generally speaking, we will be entitled to  deduct the present value of such payments from the principal amount due under the Oasis Note.

Assuming we close on the Acquisition Agreement, in May 2019, Alternative Solutions will be entitled to a $1,000,000 payment from us if the existing dispensary operated by an Oasis LLC has maintained an average revenue of $20,000 per day during the 2018 calendar year.

The sale, assignment, transfer, pledge or other disposition of any interest in the Oasis LLCs or Alternative Solutions is ineffective unless approved in advance by the state of Nevada and any municipality in which the Oasis LLC’s operation is licensed.

In connection with the Oasis Acquisition, we plan to employ Mr. Ben Sillitoe as our COO.  We plan to issue him 500,000 shares of restricted common stock pursuant to his proposed employment agreement.  Upon our payment of the additional deposit of $1,800,000, we will also issue 500,000 shares of our restricted common stock to each of David Lamadrid, our President and Chief Financial Officer, and J.P. Barton, for introducing us to Alternative Solutions.

The closing of the Acquisition Agreement is subject to a number of conditions, including our ability to raise the $8,000,000 in cash required to close the transaction.  As a result, there can be no assurance that we will be able to close the Oasis Acquisition.

The foregoing is a summary of the material terms of the Acquisition Agreement, as modified by the First Amendment, and is subject to the terms of the full Acquisition Agreement, which was attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on December 7, 2018, and to the First Amendment, which is attached as Exhibit 2.1 to this Current Report on Form 8-K.  The exhibits to the Acquisition Agreement will be filed upon request of the Securities and Exchange Commission.

Item 9.01          Financial Statements and Exhibits.

(d)	Exhibits.
2.1 First Amendment to the Membership Interest Purchase Agreement by and between CLS Holdings USA, Inc. and Alternative Solutions, LLC dated January 16, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLS HOLDINGS USA, INC.

Date: January 19, 2018	By: /s/ Jeffrey I. Binder
Jeffrey I. Binder Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.          Description

2.1      First Amendment to the Membership Interest Purchase Agreement between CLS Holdings USA, Inc. and Alternative Solutions, LLC dated January 16, 2018.